Filed pursuant to Rule 433

Issuer Free Writing Prospectus

Registration Statement No. 333-216461

(To the Preliminary Prospectus Supplement dated March 6, 2017)

$500,000,000

Olin Corporation

5.125% Senior Notes due 2027

Term Sheet

March 6, 2017

Issuer:	Olin Corporation

Offering Size:	$500,000,000

Title of Securities:	5.125% Senior Notes due 2027 (the “Notes”)

Maturity:	September 15, 2027

Offering Price:	100.00%, plus accrued interest, if any, from March 9, 2017

Coupon:	5.125%

Yield to Maturity:	5.125%

Gross Proceeds:	$500,000,000

Underwriting Discount:	1.25%

Net Proceeds to Issuer before Estimated Expenses:	$493,750,000

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2017

Record Dates:	March 1 and September 1

Optional Redemption:	Make-whole call at T+50 basis points until March 15, 2022.

	Callable thereafter at the following prices:

	For the twelve-month period beginning on March 15 of the years indicated below:

	Year	Percentage
	2022	102.563%
	2023	101.708%
	2024	100.854%
	2025 and thereafter	100.000%

Equity Clawback:	Up to 35% at 105.125% until March 15, 2020.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
SMBC Nikko Securities America, Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
MUFG Securities Americas Inc.

Co-Manager:	TD Securities (USA) LLC

Trade Date:	March 6, 2017

Settlement Date:	March 9, 2017 (T+3)

Distribution:	SEC Registered Offering

CUSIP Number:	680665 AJ5

ISIN Number:	US680665AJ53

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the Next-Generation EDGAR System on the SEC web site at www.sec.gov. Interested parties may also obtain a prospectus and the related prospectus supplement from Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-001, Attention: Prospectus Department, or by email at: dg.prospectus_requests@baml.com.

The information in this communication is qualified in its entirety by reference to the preliminary prospectus supplement and supplements the information in the preliminary prospectus supplement and supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with such information. Other information (including financial information) presented in the preliminary prospectus supplement is deemed to have changed to the extent affected by the changes described herein. Before you invest, you should read the preliminary prospectus supplement (including the documents incorporated by reference therein) for more information concerning the Issuer and the Notes.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG EMAIL OR ANOTHER COMMUNICATION SYSTEM.